Exhibit 99.1

NEWS RELEASE

4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com

CR-25-09

THE GEO GROUP ANNOUNCES IT HAS ENTERED INTO A

PURCHASE AGREEMENT TO SELL COMPANY-OWNED LAWTON

CORRECTIONAL FACILITY IN OKLAHOMA FOR $312 MILLION

Boca Raton, Fla. – June 5, 2025 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) announced today that it has entered into a purchase agreement with the Oklahoma Department of Corrections for the sale of the GEO-owned Lawton Correctional Facility (the “Facility”) located in Lawton, Oklahoma for $312 million.

The sale of the Facility is expected to close on July 25, 2025, subject to the satisfaction of customary closing conditions, and GEO expects to transition Facility operations to the Oklahoma Department of Corrections simultaneously on July 25, 2025. GEO expects to use the net proceeds from the sale of the Facility to pay down debt and for general corporate purposes.

George C. Zoley, Executive Chairman of GEO, said, “The sale of our Company-owned Lawton Correctional Facility is expected to be a significant deleveraging event for our Company. We believe that this important transaction is representative of the intrinsic value of our Company-owned facilities, which total more than 52,000 beds. Our Management Team and Board of Directors remain focused on the disciplined allocation of capital to enhance long-term value for our shareholders.”

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 98 facilities totaling approximately 77,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 18,000 employees.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations

NEWS RELEASE

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission including its Form 10-K, 10-Q and 8-K reports. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including those referenced above. GEO disclaims any obligation to update or revise any forward-looking statements, except as required by law.

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Contact: Pablo E. Paez	(866) 301 4436
Executive Vice President, Corporate Relations